EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TN-K ENERGY ACQUIRES TWO ADDITIONAL LEASES

Crossville, TN -- (GlobeNewswire)—January 5, 2010—TN-K Energy Group Inc. (Pink Sheets: TNKY) today announced that the company has acquired two additional leases in Clinton county Kentucky. The Betty Hadley and the Todd Anderson leases. The Hadley lease is 14.3 acres and the Anderson lease is 56.43 acres. These leases are in close proximity to the David Irwin lease of 32.71 acres, which gives the company over 100 leased acres and a potential 20 plus well locations in the immediate area.

The company further announced that it has obtained a permit and has begun drilling operations on the Todd Anderson Well #1 in Clinton county Kentucky.

The company feels these leases are prime locations due to several producing formations in the immediate area. The known producing formations in the area are the Granville, Sunnybrook, Stones River, Murfreesboro, Wells Creek and Knox Formations. The company feels there is great potential to produce oil and/ or gas in one or more of these formations.

About TN-K Energy Group Inc.

TN-K Energy Group Inc. is an independent energy company with operations in Tennessee and Kentucky.

This press release contains "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intent," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may," or words or expressions of similar meaning. Such statements are not guarantees of future performance and could cause the actual results of TN-K Energy Group to differ materially from the results expressed or implied by such statements, including, but not limited to, the company’s ability to enter into one or more leases for oil, gas and coal properties, the ability to obtain audited financial statements as necessary on these properties, compliance with Federal securities laws, and other factors. Additional information regarding risks can be found in TN-K Energy Group’s Annual Report on Form 10-K and its other filings with the SEC. Accordingly, although TN-K Energy Group believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. TN-K Energy Group has no obligation to update the forward-looking information contained in this press release.

Contact: Ken Page
President
TN-K Energy Group Inc.
(931) 707-9599